                                                                   EXHIBIT 10.16



                            STOCK PURCHASE AGREEMENT
                                     AMONG
                           NABORS DRILLING USA, INC.,
                           SAMSON INVESTMENT COMPANY,
                       EASON DRILLING & SERVICES COMPANY,
                               SAMSON RIG COMPANY
                                      AND
                              RIG PROPERTIES, INC.

                               TABLE OF CONTENTS

ARTICLE I -- DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE II -- SALE AND TRANSFER OF SHARES; CLOSING  . . . . . . . . . . . . .  8
2.1 Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
2.2 Scheduled Closing Date  . . . . . . . . . . . . . . . . . . . . . . . . .  8
2.3 Actions Prior to the Closing  . . . . . . . . . . . . . . . . . . . . . .  8
2.4 Actions at the Closing  . . . . . . . . . . . . . . . . . . . . . . . . .  9
2.5 Effectiveness of Closing  . . . . . . . . . . . . . . . . . . . . . . . .  9
2.6 Deferred Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF PURCHASER  . . . . . . . . . 10
3.1 Incorporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
3.2 Authorization and Enforceability  . . . . . . . . . . . . . . . . . . . . 10
3.3 No Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
3.4 Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
3.5 Banker's/Finder's Fee . . . . . . . . . . . . . . . . . . . . . . . . . . 10
3.6 Sufficient Funds  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
3.7 Investment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF SAMSON  . . . . . . . . . . . 11
    AND THE CORPORATIONS
4.1  Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
4.2  Authorization and Enforceability   . . . . . . . . . . . . . . . . . . . 12
4.3  Capitalization   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
4.4  No Conflict  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
4.5  Consents   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
4.6  Operations of Newco and Newco2   . . . . . . . . . . . . . . . . . . . . 13
4.7  Litigation and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . 13
4.8  Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
4.9  Environmental, Health and Safety Compliance  . . . . . . . . . . . . . . 13
4.10 Title  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
4.11 Employees; Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . 15
4.12 Commitments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
4.13 Compliance With Laws; Permits  . . . . . . . . . . . . . . . . . . . . . 16
4.14 Banker's/Finder's Fee  . . . . . . . . . . . . . . . . . . . . . . . . . 16
4.15 Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
4.16 Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
4.17 Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
4.18 Guaranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
4.19 Completeness of Disclosure . . . . . . . . . . . . . . . . . . . . . . . 17





                                  (i)

 ARTICLE V -- PRE-CLOSING COVENANTS  . . . . . . . . . . . . . . . . . . . . . 17
 5.1 Operations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
 5.2 Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
 5.3 Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
 5.4 Issuance of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . 17
 5.5 Governing Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
 5.6 No Acquisitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
 5.7 No Dispositions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
 5.8 Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
 5.9 Other Actions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
 5.10 Advice of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
 5.11 Maintenance of Rigs  . . . . . . . . . . . . . . . . . . . . . . . . . . 18
 5.12 Exclusivity of Dealing . . . . . . . . . . . . . . . . . . . . . . . . . 18
 5.13 Best Efforts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18

 ARTICLE VI -- COVENANTS OF SELLER AND PURCHASER . . . . . . . . . . . . . . . 18
 6.1 Access and Inquiry  . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
 6.2 Hart-Scott-Rodino Act . . . . . . . . . . . . . . . . . . . . . . . . . . 19
 6.3 Notices to Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . 19
 6.4 Risk of Loss  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
 6.5 Inspection of Real Property and Leases  . . . . . . . . . . . . . . . . . 20
 6.6 No Warranty; Acceptance of Assets . . . . . . . . . . . . . . . . . . . . 20
 6.7 Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
 6.8 Mutual Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
 6.9 Preservation of Seller's Files and Records  . . . . . . . . . . . . . . . 21
 6.10 Access for Purposes of Litigation  . . . . . . . . . . . . . . . . . . . 21
 6.11 Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21

 ARTICLE VII -- CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS  . . . . . . . 22
 7.1 Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . 22
 7.2 Performance of Covenants and Agreements . . . . . . . . . . . . . . . . . 22
 7.3 Release of Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
 7.4 Hart-Scott-Rodino Act . . . . . . . . . . . . . . . . . . . . . . . . . . 22
 7.5 Permits, Consents, etc  . . . . . . . . . . . . . . . . . . . . . . . . . 22
 7.6 Litigation Concerning this Agreement  . . . . . . . . . . . . . . . . . . 22
 7.7 Certificate of Seller . . . . . . . . . . . . . . . . . . . . . . . . . . 23
 7.8 Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
 7.9 Delivery of Documents . . . . . . . . . . . . . . . . . . . . . . . . . . 23

 ARTICLE VIII -- CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS  . . . . . . . . 23
 8.1 Accuracy of Representations and Warranties  . . . . . . . . . . . . . . . 23
 8.2 Performance of Covenants and Agreements . . . . . . . . . . . . . . . . . 23
 8.3 Hart-Scott-Rodino Act . . . . . . . . . . . . . . . . . . . . . . . . . . 23


                                     (ii)

8.4 Litigation Concerning this Agreement  . . . . . . . . . . . . . . . . . . 23
8.5 Certificate of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . 24
8.6 Legal Opinion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
8.7 Delivery of Documents . . . . . . . . . . . . . . . . . . . . . . . . . . 24

ARTICLE IX -- TERMINATION . . . . . . . . . . . . . . . . . . . . . . . . . . 24
9.1 Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
9.2 Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . 25

ARTICLE X -- INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . 25
10.1 General Indemnification by Purchaser . . . . . . . . . . . . . . . . . . 25
10.2 General Indemnification by Samson and the Seller . . . . . . . . . . . . 26
10.3 Defense of Third Party Claims  . . . . . . . . . . . . . . . . . . . . . 26
10.4 Matters Involving the Parties  . . . . . . . . . . . . . . . . . . . . . 28
10.5 Right to Indemnification Not Affected by Knowledge . . . . . . . . . . . 28
10.6 Consequential and Incidental Damages . . . . . . . . . . . . . . . . . . 28
10.7 Determination of Damages . . . . . . . . . . . . . . . . . . . . . . . . 28

ARTICLE XI -- TAX MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . 29
11.1 Certain Non-Income Tax Matters . . . . . . . . . . . . . . . . . . . . . 29
11.2 Taxes Operations on or Before Closing Date . . . . . . . . . . . . . . . 29
11.3 Taxes Operations Subsequent to Closing Date  . . . . . . . . . . . . . . 31
11.4 Income Taxes Resulting from this Transaction . . . . . . . . . . . . . . 31
11.5 Tax Sharing Agreements . . . . . . . . . . . . . . . . . . . . . . . . . 32

ARTICLE XII -- GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
12.1  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
12.2  No Other Representations, Etc . . . . . . . . . . . . . . . . . . . . . 32
12.3  Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
12.4  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
12.5  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
12.6  Binding Agreements; Assignment. . . . . . . . . . . . . . . . . . . . . 32
12.7  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
12.8  U.S. Dollars. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
12.9  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
12.10 Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
12.11 Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
12.12 Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
12.13 Survival of Representations, Warranties, Covenants
      and Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
12.14 Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . 34
12.15 Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
12.16 Specific Performance  . . . . . . . . . . . . . . . . . . . . . . . . . 34
12.17 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34





                                    (iii)

EXHIBITS

2.4(a) FORM OF STOCK POWER
7.8    FORM OF LEGAL OPINION OF GENERAL COUNSEL OF SAMSON
8.6    FORM OF LEGAL OPINION OF COUNSEL OF PURCHASER

SCHEDULES

1.9    CONTRACTS
1.28   LEASED REAL PROPERTY
1.38   OWNED REAL PROPERTY
1.46   RIGS, INCLUDING EQUIPMENT
1.47   ROLLING STOCK
4.1(b) FOREIGN QUALIFICATIONS OF NEWCO
4.1(c) FOREIGN QUALIFICATIONS OF NEWCO2
4.1(d) FOREIGN QUALIFICATIONS OF SELLER
4.1(e) OFFICERS, DIRECTORS AND ORGANIZATIONAL DOCUMENTS
4.10   LEASES
4.12   COMMITMENTS
4.15   NOTICES OF CANCELLATION
6.1    CONFIDENTIALITY OBLIGATIONS


The schedules and exhibits have been omitted. The Company agrees to furnish to the Securities and Exchange Commission supplementally a copy of any omitted schedule or exhibit.

                            STOCK PURCHASE AGREEMENT

       THIS STOCK PURCHASE AGREEMENT, dated as of the 20th day of March, 1997 (this Agreement ), is by and between Nabors Drilling USA, Inc., a Delaware corporation having its principal place of business at 515 West Greens Road, Suite 1200, Houston, Texas 77067 ( Purchaser ), Samson Investment Company, a Nevada corporation having its principal place of business at Two West Second Street, Tulsa, Oklahoma 74103 ( Samson ), Eason Drilling & Services Company, a Delaware corporation ( Seller ), Samson Rig Company, an Oklahoma corporation ( Newco ), and Rig Properties, Inc., a Delaware corporation ( Newco2 ).

                                   RECITALS:

       WHEREAS, Seller desires to sell, and Purchaser desires to purchase, all of the issued and outstanding shares of capital stock in Newco and Newco2;

       WHEREAS, Seller owns certain assets which will be transferred to Newco and Newco2 prior to the sale and purchase of such shares; and

       WHEREAS, as a condition to its purchase of such shares, Purchaser requires Samson and Seller to make certain representations, warranties and covenants and to agree to indemnify Purchaser in certain respects, all as more fully set forth herein;

       NOW, THEREFORE, in consideration of the agreements, mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto agree as follows:

                            ARTICLE I -- DEFINITIONS

       For the purposes of this Agreement, the following defined terms shall have the meanings set forth in this Article I. All Article, Section and Schedule numbers and references used herein refer to Articles and Sections of this Agreement and Schedules attached hereto, or delivered simultaneously herewith, unless otherwise specifically described.

       1.1 Affiliate means a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the first mentioned Person.

       1.2    Agreement  means this Stock Purchase Agreement.

       1.3 Assets means all Rigs, Contracts, Owned Real Property, Leases, Rolling Stock and Miscellaneous Files and Records which in each case are owned by Seller and are to be owned prior to Closing by Newco and Newco2 and all franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from Governmental Authorities that are related to any of the Assets to the extent that the same are capable of conveyance.

       1.4 Business Day means a day which is not a Saturday, a Sunday or a United States federal or banking holiday.

       1.5 Closing means the consummation of the purchase and sale of the Shares contemplated in this Agreement.

       1.6    Closing Amount  has the meaning set forth in Section 2.1.

       1.7    Closing Date  means the date on which the Closing shall occur.

       1.8 Code means the Internal Revenue Code of 1986, as amended, or any amending or superseding tax law of the United States of America, together with all rules and regulations promulgated thereunder.

       1.9 Contracts means all rights under the contracts, agreements and other arrangements and documents described on Schedule 1.9.

       1.10   Control  (including the terms  Controlled,   Controlled by  and
              under common Control with) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

       1.11   Corporations  means Seller, Newco and Newco2.

       1.12 Damages means any and all claims, penalties, fines, damages (including, without limitation, incidental and consequential damages with respect to third party claims), liabilities, interest, losses, expenses or costs (including, without limitation, Litigation Expenses and remediation costs incident to Indemnified Claims).

       1.13   DOJ  means the United States Department of Justice.

       1.14 Employee Benefit Plan means (a) any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, group health, medical expense reimbursement, workers' compensation, dependent care, flexible benefits or cafeteria, stock option, stock purchase, stock appreciation rights, savings, deferred compensation, consulting, severance pay or termination pay, vacation pay, life insurance, disability, welfare or other employee benefit or fringe benefit plan, program or arrangement; or (b) any plan, program or arrangement which is an employee pension benefit plan (as defined in ERISA Sec. 3(2)), employee welfare benefit plan (as defined in ERISA Sec. 3(1)) or multiemployer plan (as defined in ERISA Sec. 3(37)).

       1.15 Environment means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

       1.16 Environmental, Health and Safety Liabilities means any cost, damages, expense, liability, obligation or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

              (a) any environmental, health or safety matters or conditions (including on-site or off-site contamination, occupational safety and health and regulation of chemical substances or products);

              (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

              (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment or other remediation or response actions required by applicable Environmental Law or Occupational Safety and Health Law (whether or not any such actions have been required or requested by any Governmental Authority or any other Person) and for any natural resource damages; or

              (d) any other compliance, corrective, investigative or remedial measures required under Environmental Law or Occupational Safety and Health Law.

              The terms  removal,   remedial  and  response action  include the
              types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
              Section  9601 et seq., as amended.

       1.17 Environmental Law means any Legal Requirement that requires or relates to:

              (a) advising appropriate authorities, employees and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

              (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

              (c) reducing the quantities, preventing the release or minimizing the hazardous characteristics of wastes that are generated;

              (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

              (e)    protecting resources, species or ecological amenities;

              (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

              (g) cleaning up pollutants that have been released, preventing the threat of release or paying the costs of such clean up or prevention; or

              (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

       1.18 ERISA means the Employee Retirement Income Security Act of 1974 or any successor law, together with any regulations and rules issued pursuant to that Act or any successor law.

       1.19   Form 8023-A  has the meaning set forth in Section 11.4(b).

       1.20    FTC  means the United States Federal Trade Commission.

       1.21 Governmental Authority means the governments of the United States of America, any state of the United States of America or any political subdivision thereof or any foreign or tribal government or any agency, board, bureau, department or commission of any of the foregoing, including, without limitation, any court or other judicial or arbitral entity.

       1.22 HSR Act means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with the rules and regulations promulgated thereunder.

       1.23 Indemnified Claim means any matter which may give rise to a claim indemnifiable pursuant to this Agreement.

       1.24 Indemnified Party means the party asserting indemnification pursuant to this Agreement.

       1.25 Indemnifying Party means the party who has assumed liability for indemnification pursuant to this Agreement.

       1.26   Inspection Reports  has the meaning set forth in Section 6.5.

       1.27 Knowledge means, with respect to any party, either (a) the personal knowledge, after due investigation, of any officer or director of such party or (b) as reflected in such party's files and records.

       1.28   Leased Real Property  means the real property described on
              Schedule 1.28.

       1.29 Leases means the lease agreements relating to the Leased Real Property.

       1.30 Legal Requirement means any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

       1.31 Lien means any charge, claim, community property interest, condition, equitable interest, lien, encumbrance, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

       1.32 Litigation means, with respect to any party, any claim, action, suit, litigation, proceeding, arbitration or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or Threatened against that party or any properties or rights of that party, and any continuing order of, consent decree, settlement agreement or other similar written agreement with or continuing investigation by, any Governmental Authority or any judgment, order, writ, injunction, decree or award of any Governmental Authority or arbitrator.

       1.33 Litigation Expenses means reasonable attorneys' fees and other costs and expenses (including actual cost of in-house counsel) incident to proceedings or investigations respecting, or the prosecution or defense of, a claim.

       1.34 Material Adverse Effect means any change or effect that, individually or when taken together with all other such changes or effects, is or is reasonably likely to be materially adverse to the business, properties, assets, condition (financial or otherwise), liabilities or operations of Newco and Newco2 (assuming Newco and Newco2 owned all of the Assets) at the time of such change or effect. A Material Adverse Effect shall be deemed to exist if there shall occur any event which causes or may reasonably be expected to cause or result in estimable monetary loss which individually exceeds $250,000 or when aggregated with all other events exceeds $750,000.

       1.35 Miscellaneous Files and Records means all personal property (other than furniture, computers and telephone systems located within the Enid, Oklahoma, office facility), active files, on-going contracts and books and records owned or used by the Corporations in connection with the operation of the Assets.

       1.36   Newco  means Samson Rig Company, an Oklahoma corporation.

       1.37 Occupational Safety and Health Law means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

       1.38   Owned Real Property  means the real property described on
              Schedule 1.38.

       1.39 Permitted Liens means any minor imperfection of title to Owned Real Property or similar lien which individually, or in the aggregate with such other liens or imperfections, does not have a Material Adverse Effect.

       1.40 Person means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union or other entity or Governmental Authority.

       1.41 Post-Closing Claims means any and all claims, demands, suits, causes of action, expenses or proceedings asserted by any Person which, directly or indirectly, arise out of or are related to or based on (a) the ownership of Assets or the operations of Newco and Newco2 and (b) acts or failures to act of Newco and Newco2, including their officers, directors, attorneys, agents, representatives or Affiliates, in each case, occurring after the Closing Date. Post-Closing Claims shall include, without limitation, all Environmental, Health and Safety Liabilities caused by, arising out of, relating to or resulting from matters occuring subsequent to the Closing.

       1.42 Pre-Closing Claims means any and all claims, demands, suits, causes of action, expenses or proceedings asserted by any Person which, directly or indirectly, arise out of or are related to or based on (a) the ownership of Assets or the operations of the Corporations and (b) acts or failures to act of the Corporations, including their officers, directors, attorneys, agents, representatives or Affiliates, in each case, occurring on or prior to the Closing Date. Pre-Closing Claims shall include, without limitation, all Environmental, Health and Safety Liabilities caused by, arising out of, relating to or resulting from matters occuring prior to the Closing.

       1.43   Property Taxes  has the meaning set forth in Section 11.1(b).

       1.44   Purchase Price  has the meaning set forth in Section 2.1.

       1.45   Purchase Price Offset  has the meaning set forth in Section 2.1.

       1.46 Rigs means all drilling rigs, along with all accessories, components, parts, supplies, tools and associated equipment related to the drilling and servicing business and owned by Seller (prior to the Closing) or Newco, which are described on
              Schedule 1.46.

       1.47 Rolling Stock means all motor vehicles, trailers and forklifts used by the Seller (prior to the Closing) or Newco, which are described on Schedule 1.47.

       1.48   Samson  means Samson Investment Company, a Nevada corporation.

       1.49   Samson Entity  means Samson and its subsidiaries and Affiliates.

       1.50 Section 338(h)(10) Election has the meaning set forth in Section 11.4(a).

       1.51 Seller means Eason Drilling & Services Company, a Delaware corporation, and, unless the context requires otherwise, its predecessors.

       1.52 Shares means all of the issued and outstanding capital stock of Newco, which consists of 500 shares of common stock, par value $1.00 per share, and all of the issued and outstanding capital stock of Newco2, which consists of 1,000 shares of common stock, par value $.01 per share.

       1.53 Tax means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

       1.54 Tax Return means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

       1.55 Threatened a claim, proceeding, dispute, action or other matter will be deemed to have been Threatened with respect to a party if (a) any demand, statement or notice has been made in writing to such party or (b) any other event has occurred or any other circumstances exist, of which event or circumstances such party has Knowledge, that would lead a prudent Person in such party's position and circumstances to conclude that such a claim, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

       1.56   Transfer Documents  has the meaning set forth in Section 2.3.

       1.57   Voting Debt  has the meaning set forth in Section 4.3(e).

               ARTICLE II -- SALE AND TRANSFER OF SHARES; CLOSING

       2.1 Purchase and Sale. Subject to and upon the terms and conditions contained herein, at the Closing, Seller shall sell and transfer the Shares to Purchaser and Purchaser shall purchase and acquire the Shares from Seller, free and clear of all Liens or restrictions on transfer. Upon the terms and subject to the conditions set forth in this Agreement and in exchange for and in consideration for the Shares and other consideration set forth in this Agreement, Purchaser shall pay to Seller Eighty-five Million and no/100 Dollars ($85,000,000.00) (the Purchase Price ), subject to reduction by the sum of any and all amounts designated by this Agreement as Purchase Price Offsets (as so reduced, the Closing Amount ).

       2.2    Scheduled Closing Date.   The Closing shall be held on the second
Business Day following the expiration or termination of the applicable waiting period under the HSR Act, unless Seller and Purchaser shall agree to a different Closing Date. The Closing shall take place at 10:00 a.m. local time at the offices of Seller in Tulsa, Oklahoma, or at such other time and place as the parties hereto shall agree in writing. Except as provided in Article IX, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.2 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

       2.3 Actions Prior to the Closing. Subject to Section 6.4, immediately prior to the Closing, Seller shall, and Samson shall cause any Samson Entities to, transfer, convey and deliver to Newco and Newco2 all right, title and interest in and to the Assets, and Seller, Newco and Newco2 shall, and Samson shall cause any Samson Entities to, execute, or cause to be executed, all documents and instruments that Purchaser may reasonably require to evidence such transfer, conveyance and delivery (the Transfer Documents ). Seller shall not, and Samson shall ensure that the Samson Entities will not, transfer, convey or deliver to Newco and Newco2 any assets or liabilities other than those contemplated by this Agreement without the prior written consent of Purchaser.

       2.4    Actions at the Closing. At the Closing:

              (a) Seller shall deliver to Purchaser certificates representing the Shares, together with executed stock powers in the form of Exhibit 2.4(a).

              (b) Purchaser shall deliver to Seller the Closing Amount in immediately available United States funds by wire transfer to:

                     Financial Institution: Liberty Bank and Trust Company of Tulsa,

                     Tulsa, Oklahoma
                     ABA Routing No.: 103900010
                     Account Name: Samson Investment Company
                     Account Number: 3969037

              (c) Seller shall deliver to Purchaser (i) any minute books and stock transfer books of Newco and Newco2 that are not then in the possession of Purchaser, (ii) legally effective resignations of all of the directors and officers of Newco and Newco2 and (iii) any Miscellaneous Files and Records that are not then in the possession of Purchaser.

              (d) Seller shall deliver to Purchaser the certificate described in Section 7.7.

              (e) Purchaser shall deliver to Seller the certificate described in Section 8.5.

              (f) Seller, Newco and Newco2 shall deliver to Purchaser at least one executed counterpart of all Transfer Documents.

              (g) Seller shall deliver to Purchaser bring-down telegrams from the Secretaries of State of the States of Oklahoma and Delaware, dated as of the Closing Date, that indicate that Newco and Newco2 are corporations existing and in good standing in the States of Oklahoma and Delaware, respectively.

              (h) The parties shall deliver such other documents and instruments as are required pursuant to Articles VII and VIII, unless waived in writing by the party entitled to delivery thereof.

       2.5 Effectiveness of Closing. No action to be taken or delivery to be made at the Closing shall be effective until all of the actions to be taken and deliveries to be made at the Closing are complete.

       2.6 Deferred Closing. If, on the second Business Day following the expiration or termination of any applicable waiting period under the HSR Act, Samson and the Corporations have satisfied all conditions set forth in Articles VII and VIII that are within the reasonable control of Samson, the Corporations or any of their Affiliates, and if the Closing shall occur subsequent to such second Business Day, then Purchaser shall pay to Seller at the Closing interest on the Closing Amount accruing from and after such second Business Day until the Closing Date, at an annual rate of eight percent.

          ARTICLE III -- REPRESENTATIONS AND WARRANTIES OF PURCHASER

       Purchaser hereby represents and warrants to Samson and the Corporations as follows:

       3.1 Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power to enter into this Agreement and perform its obligations hereunder and thereunder.

       3.2 Authorization and Enforceability. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder have been duly and validly authorized by all necessary corporate action of Purchaser. This Agreement has been duly executed and validly delivered by Purchaser and, assuming the due authorization, execution and delivery thereof by Samson and the Corporations, is a legal, valid and binding obligation of Purchaser, enforceable against the Purchaser in accordance with its terms.

       3.3 No Conflict. The execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder do not and will not (a) conflict with the charter documents or bylaws of Purchaser or
(b) result in the breach of any of the provisions of, constitute a default under or give rise to a right of acceleration of, any material obligations or to a loss of any material benefit under any judgment, writ, permit, concession, franchise, license, order, decree or agreement to which Purchaser is a party or by which Purchaser is bound, which breach, default, right of acceleration or loss would materially adversely affect the ability of Purchaser to execute or deliver or perform its obligations under this Agreement.

       3.4 Consents. Except for any applicable HSR Act filing, no authorization, consent, approval, permit or license of, filing with or notification to any Governmental Authority, any lender or lessor or any other Person is required to authorize or is required in connection with the execution, delivery and performance of this Agreement on the part of Purchaser.

       3.5 Banker's/Finder's Fee. Purchaser has made no agreement with any Person regarding, nor taken any action which would cause any Person to become entitled to, any agent's, broker's, investment banking or finder's fee in connection with the transactions contemplated hereby.

       3.6 Sufficient Funds. Purchaser has internal resources or financing commitments from responsible financial institutions available which are in an aggregate amount sufficient to consummate the transactions contemplated hereby.

       3.7    Investment.   Purchaser is acquiring the Shares for its own
account, for investment, and not with a view to, or for offer or resale in connection with, a distribution (within the meaning of Section 2(11) of the Securities Act of 1933, as amended) of any of the Shares or any beneficial interest in the Shares or distribution thereof in violation of any applicable securities laws.

            ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF SAMSON
                             AND THE CORPORATIONS

       Samson and the Corporations hereby jointly and severally represent and warrant to Purchaser as follows:

       4.1    Incorporation.

              (a) Samson is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full corporate power and authority to enter into this Agreement and perform its obligations hereunder and thereunder.

              (b) Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma, with full corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and to enter into this Agreement and perform its obligations hereunder and is a corporation duly qualified and in good standing to do business in each jurisdiction in which the location of the Assets or the nature of its business makes such qualification necessary. Schedule 4.1(b) sets forth all of the jurisdictions where Newco is authorized, or otherwise qualified, to do business as a foreign corporation.

              (c) Newco2 is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and to enter into this Agreement and perform its obligations hereunder and is a corporation duly qualified and in good standing to do business in each jurisdiction in which the location of the Assets or the nature of its business makes such qualification necessary. Schedule 4.1(c) sets forth all of the jurisdictions where Newco2 is authorized, or otherwise qualified, to do business as a foreign corporation.

              (d) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted and to enter into this Agreement and perform its obligations hereunder and is a corporation duly qualified and in good standing to do business in each jurisdiction in which the location of the Assets or the nature of its business makes such qualification necessary. Each of Seller's predecessors in interest was duly qualified and in good standing to do business in each jurisdiction in which the location of the Assets or the nature of its business made such qualification necessary. Schedule 4.1(d) sets forth all of the jurisdictions where Seller is authorized, or otherwise qualified, to do business as a foreign corporation.

              (e) Schedule 4.1(e) contains (i) a list of the officers and directors of Newco and Newco2 and (ii) complete and correct copies of (A) the Certificates of Incorporation and the By-Laws, in each case as amended or restated, of Newco and Newco2, (B) the agreement and plan of merger pursuant to which Seller was created, (C) the certificate of merger with Seller as the surviving entity and (D) all other filings or constituent documents relating to the merger of Seller.

       4.2 Authorization and Enforceability. The execution and delivery of this Agreement by Samson and each of the Corporations, and the performance by such party of its obligations hereunder, have been duly and validly authorized by all necessary corporate action of such party. This Agreement has been duly executed and validly delivered by such party and, assuming the due authorization, execution and delivery thereof by Purchaser, is a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

       4.3    Capitalization.

              (a) The Shares constitute all of the authorized, issued and outstanding capital stock of Newco and Newco2.

              (b) Seller is the sole record and beneficial owner of the Shares. The Shares are free and clear of all Liens, options, agreements, voting trusts and proxies.

              (c) The Shares have been duly and validly issued and are fully paid and nonassessable and were not issued in violation of any preemptive rights.

              (d) There are no rights, subscriptions, warrants, options, calls, commitments, conversion rights, exchange rights or agreements of any kind outstanding or in effect to purchase or otherwise acquire (i) any capital stock or debt securities of Newco or Newco2 or (ii) any obligations of any kind convertible into, or exchangeable for, any shares of capital stock or debt securities of Newco or Newco2.

              (e) There are no bonds, debentures, notes or other indebtedness or securities (other than the Shares) having the right to vote on any matters on which the shareholders may vote ( Voting Debt ) issued or outstanding related to Newco or Newco2.

       4.4    No Conflict.   The execution and delivery of this Agreement by
Samson and each of the Corporations, and the performance by such party of its obligations hereunder, do not and will not (a) conflict with the charter documents or by-laws of such party or (b) result in the breach of any of the provisions of, constitute a default under or give rise to a right of acceleration of, any material obligations or to loss of any material benefit under any judgment, writ, permit, concession, franchise, license, order, decree or agreement to which such party is a party or by which such party is bound, which breach, default, right of acceleration or loss would materially adversely affect the ability of such party to execute or deliver or perform its obligations under this Agreement.

       4.5 Consents. Except for any applicable HSR Act filing, no authorization, consent, approval, permit or license of, filing with or notification to any Governmental Authority, any lender or lessor or any other Person is required to authorize or is required in connection with the execution, delivery and performance of this Agreement on the part of Samson or the Corporations.

       4.6 Operations of Newco and Newco2. Since their inception, Newco and Newco2 have not conducted any business, nor have they suffered any Material Adverse Effect.

       4.7 Litigation and Claims. There is no Litigation pending or Threatened against Newco or Newco2 or affecting any of the Assets or which would reasonably be expected to affect the enforceability of the Contracts.

       4.8 Insurance. All insurance coverage under Samson's insurance programs for Seller shall be extended to Newco and Newco2 and shall be maintained at Samson's expense until 12:01 a.m. CST on the day following the day of the Closing. At such time, such insurance coverage shall terminate with respect to events or occurrences following such time.

       4.9 Environmental, Health and Safety Compliance. The Corporations are not subject to liability under any Environmental Law or Occupational Safety and Health Law that has had or is reasonably expected to have a Material Adverse Effect.

       4.10 Title. (a) As of the date hereof, Seller or another Samson Entity has, and, as of the Closing Date, Newco will have, good and marketable title to all Assets (other than Owned Real Property and Leases), and all such Assets are owned, and will be owned on the Closing Date, free and clear of any and all Liens. Samson has the power and authority to cause any Samson Entity to transfer title to any Assets held by such Samson Entity to Newco.

              (b)    With respect to each parcel of Owned Real Property:

              (i) Seller has, as of the date hereof, and Newco2 will have as of the Closing Date, good and marketable title (good and indefeasible title in Texas) to such parcel, free and clear of any Lien, easement, covenant or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants and other restrictions which do not impair the current use, occupancy, value or marketability of title (indefeasibility of title in Texas), of the property subject thereto;

              (ii) there are no pending or Threatened condemnation proceedings, lawsuits or administrative actions relating to such parcel or other matters affecting materially and adversely the current use, occupancy or value thereof;

              (iii) the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately, the buildings and improvements are located within the boundary lines of the described parcels of land, are not in violation of applicable setback requirements, zoning laws and ordinances (and none of the properties or buildings or improvements thereon are subject to permitted non-conforming use or permitted non-conforming structure classifications) and do not encroach on any easement which may burden the land, and the land does not serve any adjoining property for any purpose inconsistent with the use of the land, and the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

              (iv) to the Knowledge of Samson and the Corporations, all facilities have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations;

              (v) except as noted on Schedule 4.10, there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel;

              (vi) there are no outstanding options or rights of first refusal to purchase the parcel or any portion thereof or interest therein;

              (vii) except as noted on Schedule 4.10, there are no parties (other than Seller as of the date hereof and Newco2 as of the Closing Date) in possession of the parcel; and

              (viii) all facilities located on the parcel are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefitting the parcel.

              (c) Seller or another Samson Entity has, as of the date hereof, and Newco2 will have as of the Closing Date a valid leasehold interest in all Leased Real Property. Samson has the power and authority to cause any Samson Entity to transfer any leasehold interest held by such Samson Entity to Newco2. Samson or Seller has delivered to the Purchaser correct and complete copies of all Leases. With respect to each Lease:

              (i) the Lease is legal, valid, binding, enforceable and in full force and effect;

              (ii) except as noted on Schedule 4.10, the Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

              (iii) no party to the Lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration thereunder;

              (iv) no party to the Lease has repudiated any provision thereof;

              (v) there are no disputes, oral agreements (other than those set forth on Schedule 1.9) or forbearance programs in effect as to the Lease;

              (vi) neither of the Corporations has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold;

              (vii) all Leased Real Property has received all approvals of Governmental Authorities (including licenses and permits) required in connection with the operation thereof and has been operated and maintained in accordance with applicable laws, rules and regulations; and

              (viii) except as noted on Schedule 4.10, all Leased Real Property is supplied with utilities and other services necessary for the operation of the Leased Real Property, including those set forth in Section 4.10(b)(viii).

       4.11 Employees; Employee Benefit Plans. Newco and Newco2 do not have, and have not had since their inception, any employees. Newco and Newco2 have no liability, either directly or indirectly as a member of a controlled group treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code, under or with respect to: (a) any Employee Benefit Plan; (b) any funded or unfunded medical, health or life insurance plan or arrangement for retirees or terminated employees; (c) any employment, collective bargaining or change in control agreement; or (d) any violation of Sections 162(k) or 4980B of the Code.

       4.12 Commitments. The Corporations have not entered into, nor are the Assets bound by, any contract, agreement, instrument or commitment, whether or not in writing, in respect of the Assets, Newco or Newco2, other than the Transfer Documents, the Contracts and as set forth on Schedule 4.12.

       4.13 Compliance With Laws; Permits. There are no existing violations by the Corporations of any applicable federal, state or local law or regulation or order, decree or judgment of any Governmental Authority, except as will not have a Material Adverse Effect. All franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from Governmental Authorities that are necessary for Newco and Newco2 to own, lease and operate the Assets and to carry on the drilling and servicing business are in the possession of Seller as of the date hereof, and will be in the possession of Newco and Newco2 as of the Closing Date, and have not been, and will not have been on the Closing Date, suspended, canceled or Threatened to be suspended or canceled, except, in each case, as will not have a Material Adverse Effect.

       4.14 Banker's/Finder's Fee. None of the Corporations or Samson has made any agreement with any Person regarding, nor taken any action which would cause any Person to become entitled to, any agent's, broker's, investment banking or finder's fee from Purchaser, Newco or Newco2 in connection with the transactions contemplated hereby.

       4.15 Contracts. Samson has delivered to Purchaser a correct and complete copy of each written Contract and a correct and complete written summary of the terms and conditions of each oral Contract. No material term or provision of any Contract has been waived, amended or repudiated, and all rights of all Samson Entities pursuant to the Contracts are held by Seller as of the date hereof and will be held by Newco on the Closing Date. Except as set forth on Schedule 4.15, neither Samson nor the Corporations has received notice of any cancellation or Threatened cancellation of, or default, acceleration or outstanding dispute under, any Contract. No party is in breach or default of the terms of any Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a breach or default, or permit termination, modification or acceleration, under any Contract. Samson and the Corporations will take such steps as are necessary to ensure that the Corporations will not breach any provisions or terms of any Contract. Each Contract has been duly executed, constitutes the valid and enforceable obligations of the parties thereto and will continue to be valid and enforceable following the consummation of the transactions contemplated by this Agreement.

       4.16 Liabilities. There are no duties, liabilities or obligations of Newco or Newco2 other than those imposed by (a) the Contracts, (b) this Agreement and (c) applicable statutes, ordinances, rules and regulations.

       4.17 Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of Newco or Newco2.

       4.18 Guaranties. Newco and Newco2 are not guarantors of, and are not otherwise liable for, any liability or obligation (including indebtedness) of any other Person.

       4.19 Completeness of Disclosure. No representation or warranty of Samson, Seller, Newco or Newco2 in this Agreement and no statement in any Schedule hereto provided by Samson, Seller, Newco or Newco2 omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to Section 12.17 by Samson, Seller, Newco or Newco2 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                       ARTICLE V -- PRE-CLOSING COVENANTS

       Except as otherwise (a) provided for in this Agreement or (b) consented to in writing by Purchaser, from the date of this Agreement until the Closing:

       5.1 Operations. Newco and Newco2 shall not engage in any business activity other than that required of it in order to comply with their duties and obligations hereunder. The Corporations shall (a) preserve intact their present business organization, (b) keep available the services of their present officers and employees and (c) preserve their relationships with customers, suppliers and others having business dealings with them toward the end of preserving their goodwill and ongoing businesses.

       5.2 Agreements. Samson shall not permit Newco or Newco2 to, and Newco and Newco2 shall not, enter into any agreement with any third parties or the Samson Entities, other than the Contracts and the Transfer Documents.

       5.3 Dividends. Samson and the Corporations shall not permit the declaration or payment of any dividend in respect of, or the repurchase or redemption of any of, the capital stock of Newco or Newco2 or the Assets of the Corporations.

       5.4 Issuance of Securities. Newco and Newco2 shall not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of their capital stock of any class, any Voting Debt of Newco or Newco2 or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Voting Debt of Newco or Newco2 or convertible securities.

       5.5 Governing Documents. Neither Newco nor Newco2 shall amend or propose to amend its Certificate of Incorporation or By-laws.

       5.6 No Acquisitions. Newco and Newco2 shall not acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial portion of the assets of or by any other manner, any business or any corporation, partnership, association or other business, organization or division thereof.

       5.7 No Dispositions. Except as otherwise provided for in this Agreement, the Corporations shall not sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of the Assets.

       5.8 Indebtedness. Newco and Newco2 shall not incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities of the Corporations or guarantee any debt securities of others.

       5.9 Other Actions. The Corporations and Samson shall not to take any action that would or might result in any of the representations and warranties of any such party set forth in this Agreement becoming untrue.

       5.10 Advice of Changes. Samson shall promptly advise Purchaser orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a Material Adverse Effect.

       5.11 Maintenance of Rigs. Samson shall cause the Corporations to, and the Corporations shall, continue to store and maintain the Rigs in substantially the same manner as they were stored and maintained prior to the date hereof.

       5.12 Exclusivity of Dealing. Samson and the Corporations will not, and will cause each of their employees, officers, directors and agents not to, directly or indirectly solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Purchaser) relating to any transaction involving any (a) sale or transfer of (i) the business of Newco or Newco2, (ii) Assets or (iii) capital stock of Newco or Newco2 or (b) merger, consolidation, business combination or similar transaction involving Newco or Newco2.

       5.13 Best Efforts. Between the date of this Agreement and the Closing Date, Samson and the Corporations will use their best efforts to cause the conditions in Articles VII and VIII to be satisfied.

                ARTICLE VI -- COVENANTS OF SELLER AND PURCHASER

       6.1 Access and Inquiry. Subject to the terms of this Agreement and any outstanding confidentiality obligations, all of which are set forth on
Schedule 6.1, Purchaser and/or its authorized representatives, at reasonable times, shall have access to, at Purchaser's expense, all of the Assets, including without limitation, placing an employee of Purchaser on any real property where any

Assets are located to inspect and/or inventory such Assets. Seller shall cause the Corporations to cause their officers, employees and management personnel to cooperate fully with Purchaser's reasonable requests. In connection therewith, Seller shall permit Purchaser, at Purchaser's expense, to photocopy relevant information and records of the Corporations at any reasonable time.

       6.2 Hart-Scott-Rodino Act. Within three Business Days following execution of this Agreement, Seller and Purchaser shall file or cause to be filed appropriate Notification and Report Forms under the HSR Act with respect to this Agreement and the transaction contemplated herein. Seller and Purchaser shall cooperate to coordinate such filings and to make reasonable efforts to respond to any governmental request or inquiry with respect thereto; but none of Seller, Purchaser, or any of their respective Affiliates shall be required to make any payment (other than for reasonable legal fees and, in the case of Purchaser, the HSR Act filing fees) that it is not presently contractually required to make, divest any assets (including but not limited to the Assets), make any change in the conduct of its business or that of the Corporations, accept any limitation on the future conduct of its business or that of the Corporations, enter into any other agreement or arrangement with any Person that it is not presently contractually required to enter into, accept any significant modification in any existing agreement or arrangement or agree to any of the foregoing. Seller and Purchaser shall request early termination of the waiting period under the HSR Act upon the filing of the Notification and Report Forms.

       6.3 Notices to Third Parties. Samson, the Corporations and Purchaser shall cooperate to make all other filings and to give notice to all third parties that may reasonably be required to consummate the transactions contemplated by this Agreement.

       6.4 Risk of Loss. Except as specifically set forth in Section 6.1 of this Agreement, the risk of any loss, damage, impairment, confiscation or condemnation of the Assets, or any part thereof, shall be upon Samson and the Seller at all times prior to the Closing. In any such event, Seller shall promptly notify Purchaser of such event, and the proceeds of or any claim for any loss payable under any insurance policy, judgment or award with respect thereto shall be payable to the Seller. In any such event, Purchaser shall, at its sole option, elect by written notice to Seller either: (a) to require Seller to repair, replace or restore any such property to the reasonable satisfaction of Purchaser as soon as possible after its loss, impairment, confiscation or condemnation; or (b) to treat as a Purchase Price Offset the value of the lost, destroyed or damaged Asset. If Purchaser elects subsection
(b) above, then the lost, destroyed or damaged Asset shall no longer be deemed an Asset for purposes of this Agreement, and Seller shall not transfer to Newco the lost, destroyed or damaged Asset. In such event, the amount of the Purchase Price Offset shall be determined by mutual agreement of Purchaser and Seller. If Purchaser and Seller cannot reach such agreement on the amount of the Purchase Price Offset prior to the Closing Date, the Purchase Price Offset shall be estimated for the purposes of Closing as equal to the lesser amount asserted in good faith by either of such parties, and such parties subsequently shall mutually appoint an independent appraiser to finally determine the amount of the Purchase Price Offset and shall pay to each other any applicable difference between the estimated amount and such appraised amount.

       6.5 Inspection of Real Property and Leases. At any time, whether prior to Closing or within 60 days subsequent thereto, Purchaser shall have the right to conduct an environmental, health and safety assessment, the scope of which may be determined by the Purchaser at its sole discretion and which may include sampling and testing, of the Owned Real Property and the Leased Real Property (the Inspection Reports ). If Purchaser prepares Inspection Reports, Purchaser shall deliver to Seller the Inspection Reports promptly upon completion thereof. Such Inspection Reports shall set forth the results of Purchaser's environmental assessment of the Owned Real Property and Leased Real Property. Upon completion of Purchaser's due diligence, including, without limitation, any Inspection Reports, Purchaser shall have the option, at its sole discretion, of requiring Seller to re-purchase (a) from Purchaser or Newco2 any Owned Real Property or any Lease or (b) from Purchaser the Shares of Newco2. In such event, the purchase price for such property or lease shall be determined by mutual agreement of the parties (but in no event shall the aggregate price for all such property and leases exceed $500,000), and the purchase price for the Shares of Newco2 shall be $500,000. If Purchaser and Seller cannot reach such agreement on the amount of the purchase price within 60 days subsequent to the Closing Date, the purchase price shall be estimated as equal to the lesser amount asserted in good faith by either of such parties and such estimated amount shall be paid by Seller, and such parties subsequently shall mutually appoint an independent appraiser to finally determine the amount of the purchase price and shall pay to each other any applicable difference between the estimated amount and such appraised amount. If the Purchaser exercises its option pursuant to this Section, the Purchaser shall have use of and access to the Leased Real Property or the Owned Real Property at no charge for up to 120 days after the repurchase of such Shares to relocate the Assets from the Leased Real Property or the Owned Real Property, as the case may be.

       6.6 No Warranty; Acceptance of Assets. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, (a) SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, REGARDING THE ASSETS OR REGARDING COMMERCIAL SUITABILITY OF THE OWNED REAL PROPERTY OR LEASED REAL PROPERTY, (b) AT THE CLOSING, PURCHASER WILL KNOWINGLY AND VOLUNTARILY ACCEPT THE ASSETS (OTHER THAN THE OWNED REAL PROPERTY AND THE LEASES) AS IS AND WHERE IS, AND (c) NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, HAS BEEN MADE BY OR ON BEHALF OF THE SELLER WITH RESPECT TO THE PRESENT CONDITION OF THE ASSETS OR THE PRESENT OR FUTURE SUITABILITY THEREOF FOR ANY INTENDED USE BY PURCHASER.

       6.7 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as any other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

       6.8 Mutual Cooperation. Each party to this Agreement shall cooperate with the other parties, which cooperation shall include the furnishing of testimony and other evidence, permitting access to employees and providing information regarding the whereabouts of former employees, as reasonably requested by such other party in connection with the prosecution or defense of any claims or other matters relating to the Corporations or the Assets or the other parties' obligations under this Agreement.

       6.9    Preservation of Seller's Files and Records.  For a period of six
(6) years after the Closing, Seller shall preserve all files and records in Seller's possession relating to Newco, Newco2 or the Assets and shall allow Purchaser or its designee access to such files and records and the right to make copies and extracts therefrom at any time during normal business hours, and shall not dispose of any thereof; provided, however, that during the sixth year after the Closing, Seller shall give Purchaser written notice of its intention to dispose of any part thereof upon expiration of said six (6) year period, and Purchaser may, within a period of sixty (60) days after receipt of said notice, notify Seller of Purchaser's desire to retain one or more of the items to be disposed of. Seller shall, upon receipt of such notice from Purchaser, at Purchaser's expense, deliver to Purchaser the items specified in Purchaser's notice to Seller which Purchaser has elected to retain.

       6.10 Access for Purposes of Litigation. After the Closing Date, and subject to any other obligations of Purchaser, Purchaser shall, and shall cause Newco and Newco2 to, cooperate with Samson and/or its authorized representatives to provide reasonable access to, and make available for inspection, any Assets and corporate records of Newco or Newco2 deemed necessary by Samson to permit Samson to participate in that certain lawsuit entitled Samson Investment Company and Subsidiaries v. Commissioner of Internal Revenue, Docket No. 20424-96, United States Tax Court. Purchaser shall and shall cause Newco and Newco2 to cause their officers, employees and management personnel to cooperate fully with Samson's requests for such access and inspection. Samson's inspection of any Assets and inspection or photocopying of any corporate records and information shall be at Samson's expense. The provisions of this Section shall be specifically binding on any successors or assigns of Purchaser, Newco, Newco2 or the Assets and shall further survive for a period of six (6) years following the Closing.

       6.11 Expenses. Except as set forth in Section 9.2, whether or not the transactions contemplated herein are consummated, each party to this Agreement shall pay all expenses incurred by it or its Affiliates, or on its or its Affiliates' behalf, in connection with the preparation, authorization, execution and performance of this Agreement, including, but not limited to, all fees and expenses of agents, representatives, counsel and accountants engaged by it, except that Purchaser shall be solely responsible for the costs and expenses incurred in connection with obtaining all permits and licenses not presently required by the Corporations and required by Purchaser, Newco or Newco2 to continue Newco's or Newco2's business after the Closing; provided, however, that each party hereto agrees to pay the costs and expenses, including reasonable attorneys' fees incurred by the other party in successfully (a) enforcing any of the terms of this Agreement or (b) proving that the other party breached any of the terms of this Agreement in any manner or respect; and provided further that Purchaser shall pay any filing fee required for filings under the HSR Act.

         ARTICLE VII -- CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

       All obligations of Purchaser under this Agreement are subject, at Purchaser's option, to the fulfillment, prior to or at the Closing, of each of the conditions set forth in this Article VII. Purchaser may waive any condition specified in this Article VII by executing a writing so stating at or prior to the Closing or by electing to proceed with the Closing with such condition unsatisfied. If Purchaser waives any such unsatisfied condition, Purchaser shall not be deemed to have waived any other rights or remedies it may have with respect to such condition.

       7.1 Accuracy of Representations and Warranties. Each and every representation and warranty of Samson and the Corporations under this Agreement shall be true and accurate as of the date when made and as of the Closing, except where failure to be so true and accurate would not, either alone or in the aggregate, have a Material Adverse Effect.

       7.2 Performance of Covenants and Agreements. Samson and the Corporations shall have fully performed in all material respects all of the covenants and agreements required to be performed by Samson and the Corporations at or prior to the Closing in accordance with this Agreement.

       7.3 Release of Liens. Except for Permitted Liens, on or before the Closing Date, Seller shall have caused the recordation in the appropriate governmental offices of releases of any and all Liens which encumber either the Shares or the Assets.

       7.4 Hart-Scott-Rodino Act. All waiting periods under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired, by passage of time or by valid early termination by the FTC or the DOJ; no representative of either the FTC or the DOJ shall be taking the position that any of such waiting periods has not commenced to run or has not expired for any reason; and no representative of either the FTC or the DOJ shall have requested a delay of the Closing for a period which has not expired, which request has not been withdrawn.

       7.5 Permits, Consents, etc. There shall be no material authorization, consent, approval, permit or license of, filing with or notification to any Governmental Authority, any lender or lessor or any other Person required to authorize or required in connection with the execution, delivery and performance of this Agreement on the part of Samson or the Corporations which has not been accomplished or obtained.

       7.6 Litigation Concerning this Agreement. No action, suit, proceeding, investigation, inquiry or request for information by any third Person shall have been instituted or Threatened against Seller or Purchaser or any of their respective Affiliates that questions, or reasonably could be expected to lead to subsequent questioning of, the validity or legality of this Agreement or the transactions contemplated hereby which, if successful, would materially adversely affect the right of Purchaser to consummate the transactions contemplated by this Agreement or to utilize the Assets.

       7.7 Certificate of Seller. Each of the Corporations and Samson shall have delivered to Purchaser a certificate of such party signed by the President or any Vice President of such party certifying that each of the conditions set forth in Sections 7.1 and 7.2 have been fulfilled.

       7.8 Legal Opinion. Purchaser shall have received the opinion of the General Counsel of Samson as to this Agreement and the transactions contemplated hereby, dated as of the Closing Date, in form and substance as set forth on Exhibit 7.8.

       7.9 Delivery of Documents. Each of the Corporations and Samson shall have executed and delivered all other documents required under the terms of this Agreement to be executed and delivered by such party to Purchaser at or prior to the Closing.

ARTICLE VIII -- CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

       All obligations of Seller under this Agreement are subject, at Seller's option, to the fulfillment, prior to or at the Closing, of each of the conditions set forth in this Article VIII. Seller may waive any condition specified in this Article VIII by executing a writing so stating at or prior to the Closing or by electing to proceed with the Closing with such condition unsatisfied. If Seller waives any such unsatisfied condition, Seller shall not be deemed to have waived any other rights or remedies it may have with respect to such condition.

       8.1 Accuracy of Representations and Warranties. Each and every representation and warranty of Purchaser under this Agreement shall be true and accurate as of the date when made and as of the Closing, except where failure to be so true and accurate would not, either alone or in the aggregate, have a material adverse effect on the business or the operations of Purchaser.

       8.2 Performance of Covenants and Agreements. Purchaser shall have fully performed in all material respects all of the covenants and agreements required to be performed by Purchaser at or prior to the Closing in accordance with this Agreement.

       8.3 Hart-Scott-Rodino Act. All waiting periods under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired, by passage of time or by valid early termination by the FTC or the DOJ; no representative of either the FTC or the DOJ shall be taking the position that any of such waiting periods has not commenced to run or has not expired for any reason; and no representative of either the FTC or the DOJ shall have requested a delay of the Closing for a period which has not expired, which request has not been withdrawn.

       8.4 Litigation Concerning this Agreement. No action, suit, proceeding, investigation, inquiry or request for information by any third Person shall have been instituted or Threatened against Seller or Purchaser or any of their respective Affiliates, that questions, or reasonably could be expected to lead to subsequent questioning of, the validity or legality of this Agreement or the transactions contemplated hereby which, if successful, would materially adversely affect the right of Seller to consummate the transactions contemplated by this Agreement or to continue the business of the Corporations substantially as currently conducted.

       8.5 Certificate of Purchaser. Purchaser shall have delivered to Seller a certificate of Purchaser signed by the President or any Vice President of Purchaser certifying that each of the conditions set forth in Sections 8.1 and 8.2 have been fulfilled.

       8.6 Legal Opinion. Samson shall have received the opinion of in-house counsel to Nabors as to this Agreement and the transactions contemplated hereby, dated as of the Closing Date, in form and substance as set forth on
Exhibit 8.6.

       8.7 Delivery of Documents. Purchaser shall have executed and delivered all other documents required under the terms of this Agreement to be executed and delivered by the Purchaser to Seller at or prior to Closing.

                          ARTICLE IX -- TERMINATION

       9.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

              (a)    by mutual written agreement of Samson and Purchaser; or

              (b) by Purchaser, if (i) the conditions set forth in Article VII have not all been fulfilled (or waived by Purchaser) on or before the sixtieth day following the expiration or termination of any waiting period under the HSR Act, and
                     (ii) Purchaser has complied with all of the obligations applicable to it as set forth in this Agreement (excluding, however, any obligations not complied with solely as a result of non-performance by Samson or either of the Corporations), then, unless the parties shall agree otherwise in an amendment to this Agreement executed in accordance with Section 12.7, Purchaser may terminate this Agreement by giving notice to Samson in the manner provided in Section 12.17;

              (c) by Samson, if (i) the conditions set forth in Article VIII have not all been fulfilled (or waived by Samson) on or before the sixtieth day following the expiration or termination of any waiting period under the HSR Act, and
                     (ii) Samson and each of the Corporations has complied with all of the obligations applicable to it as set forth in this Agreement (excluding, however, any obligations not complied with solely as a result of non-performance by Purchaser), then, unless the parties shall agree otherwise in an amendment to this Agreement executed in accordance with Section 12.7, Samson may terminate this Agreement by giving notice to Purchaser in the manner provided in
                     Section 12.17;

              (d) by Purchaser, if Samson or either of the Corporations shall be in material breach of this Agreement and such breaching party shall fail to remedy such breach within seven Business Days after written notice specifying such breach in reasonable detail and demanding that the same be remedied;

              (e) by Samson, if Purchaser shall be in a material breach of this Agreement and shall fail to remedy such breach within seven Business Days after written notice specifying such breach in reasonable detail and demanding that the same be remedied; or

              (f) by either Purchaser or Samson if any waiting period under the HSR Act has not expired or terminated by September 1, 1997.

       9.2    Effect of Termination.  Each party's right of termination under
Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 6.10, 9.2 and 12.10 will survive; provided, however, that if this Agreement is terminated pursuant to Section 9.1(b), (c), (d) or (e), then, at the sole election of the terminating party,
(a) the non-terminating parties, jointly and severally, shall pay to the terminating party all third-party costs and expenses incurred by the terminating party as a result of its entering into this Agreement and working to consummate the transactions contemplated hereby, plus $5,000,000 in cash or
(b) the terminating party may exercise any other right or remedy it may have at law, in equity or pursuant to this Agreement, including but not limited to rights to sue for damages or require specific performance, against any or all of the non-terminating parties. If the terminating party elects the remedy set forth in subsection (a) of this Section, such remedy shall be exclusive and shall constitute liquidated damages (and not a penalty) for all claims that the terminating party may have with respect to any breach by any non-terminating parties.

                          ARTICLE X -- INDEMNIFICATION

       10.1   General Indemnification by Purchaser.

              (a) Subject to the terms, conditions and limitations of this Article, Purchaser shall indemnify, defend and hold harmless Seller and its Affiliates from and against any Damages, directly or indirectly, caused by, arising out of, relating to or resulting from (i) the failure of Purchaser to perform or fulfill any agreement or covenant to be performed or fulfilled by it under this Agreement;
                     (ii) any inaccuracy in any representation or breach of any warranty of Purchaser set forth in Article III; and (iii) all Post-Closing Claims. Such indemnity shall include any Taxes due as a result of payments under this indemnity.

              (b) Purchaser's obligation to indemnify Seller and its Affiliates under Sections 10.1(a)(i) and (ii) shall expire and be of no further force and effect on the third anniversary of the Closing Date, except with respect to claims Seller has asserted against Purchaser in writing, setting forth with reasonable specificity the nature of such claim, on or before such date.

              (c) Purchaser's obligation to indemnify Seller and its Affiliates under Section 10.1(a)(iii) shall not expire.

       10.2   General Indemnification by Samson and the Seller.

              (a) Subject to the terms, conditions and limitations of this Article, Samson and Seller shall, jointly and severally, indemnify, defend and hold harmless Purchaser and its Affiliates, Newco and Newco2 from and against any Damages, directly or indirectly, caused by, arising out of, relating to or resulting from (i) the failure of Samson or the Corporations to perform or fulfill any agreement or covenant to be performed and fulfilled by it under this Agreement; (ii) any inaccuracy in any representation or breach of any warranty of Samson or the Corporations set forth in Article IV; (iii) all Pre-Closing Claims; (iv) any and all claims asserted by the Internal Revenue Service or any local, state, federal, tribal or foreign taxing authority against Purchaser, Newco or Newco2 for Taxes for which Samson or Seller is liable pursuant to
                     Article XI; and (v) any inaccuracy in Section 4.3 or 4.10. Such indemnity shall include any Taxes due as a result of payments under this indemnity.

              (b) Samson's and Seller's obligation to indemnify Purchaser under Sections 10.2(a)(i) and (ii) shall expire and be of no further force and effect on the third anniversary of the Closing Date, except with respect to claims Purchaser has asserted against Seller in writing, setting forth with reasonable specificity the nature of such claim, on or before such date.

              (c) Samson's and Seller's obligation to indemnify Purchaser under Sections 10.2(a)(iii), (iv) and (v) shall not expire.

       10.3   Defense of Third Party Claims.

              (a) If any third party shall notify any party with respect to an Indemnified Claim, such Indemnified Party shall notify the Indemnifying Party in writing promptly after learning of an Indemnified Claim but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent (and then solely to the extent) that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnifying Party's failure to give such notice.

              (b) The Indemnifying Party will, unless the Indemnified Claim involves Taxes, be entitled to participate in the defense of such claim and, to the extent that it wishes (unless
                     (i) the Indemnifying Party is also a party to such claim and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such claim and provide indemnification with respect to such claim), to assume the defense of such claim with counsel satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article X for any fees of other counsel or any other expenses with respect to the defense of such claim, in each case subsequently incurred by the Indemnified Party in connection with the defense of such claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a claim, (i) it will be conclusively established for purposes of this Agreement that the claims made in that claim are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (iii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Party of the commencement of any claim and the Indemnifying Party does not, within ten days after the Indemnified Party's notice is given, give notice to the Indemnified Party of its election to assume the defense of such claim, the Indemnifying Party will be bound by any determination made in such claim or any compromise or settlement effected by the Indemnified Party.

              (c) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a claim may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such claim, but the Indemnifying Party will not be bound by any determination of a claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

              (d) The Indemnifying Party hereby consents to the non-exclusive jurisdiction of any court in which a claim is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such claim or the matters alleged therein, and agrees that process may be served on the Indemnifying Party with respect to such a claim anywhere in the world.

       10.4 Matters Involving the Parties. In the event an Indemnified Party should have a Indemnified Claim against an Indemnifying Party hereunder that does not involve a claim by a third party, the Indemnified Party shall transmit to the Indemnifying Party a written notice describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party's request for indemnification under this Agreement. If the Indemnifying Party does not notify the Indemnified Party within 30 days of its receipt of such notice that the Indemnifying Party disputes such claim, the claim shall be deemed a liability of the Indemnifying Party hereunder and shall be paid within 30 days of the expiration of the initial 30-day period.

       10.5 Right to Indemnification Not Affected by Knowledge. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations will not be affected by any investigation conducted, or any Knowledge acquired (or capable of being acquired) by the party claiming indemnification at any time (whether before or after the execution and delivery of this Agreement or the Closing Date), with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants and obligations. The remedies provided in this Article will not be exclusive of or limit any other remedies that may be available to the Indemnified Party.

       10.6 Consequential and Incidental Damages. Except to the extent asserted by a third party against a party hereto, no party hereto shall seek consequential or incidental damages from any other party pursuant to this Article, nor shall it accept payment of any award or judgment rendered in favor of one party against another party, to the extent that such award or judgment includes consequential or incidental damages.

       10.7 Determination of Damages. Buyer, Seller and Samson shall make adjustments for tax benefits and insurance coverage in determining Damages for purposes of this Agreement. All indemnification payments shall be deemed adjustments to the Purchase Price.

                           ARTICLE XI -- TAX MATTERS

       11.1   Certain Non-Income Tax Matters.

              (a) Samson and the Seller shall be liable for and pay all Taxes which are sales, use, transfer, stamp, conveyance, value added or other similar taxes, duties, excises or governmental charges imposed by any taxing jurisdiction, domestic or foreign, and all recording or filing fees, notarial fees and other similar costs of Closing with respect to the transfer of the Shares or the transfer of Assets to Newco or Newco2 pursuant to this Agreement. Samson and the Seller, with respect to such taxes, shall timely prepare and file or shall cause to be timely prepared and filed with the appropriate Governmental Authority all Tax Returns, that are required and due to be filed after the Closing Date and to pay or cause to be paid all taxes due with respect to such Tax Returns.

              (b) All Taxes which are personal property taxes ( Property Taxes ) which are imposed for periods or portions of periods on or prior to the Closing Date with respect to any of the Assets or with respect to Newco or Newco2 shall be paid by Samson or the Seller and Samson or the Seller shall be liable for such Property Taxes, and all Property Taxes imposed for periods or portions of periods after the Closing Date shall be paid by the Purchaser. Such Property Taxes shall be prorated between the Seller and the Purchaser as of the Closing Date. Prior to the Closing Date, the parties shall mutually agree on an estimate of the amount of Property Taxes relating to Owned Real Property to be paid by Seller, and such estimated amount shall be a Purchase Price Offset. If Seller's portion of Property Taxes is finally determined to vary from such estimated amount, the parties shall pay to each other any applicable difference between the estimated amount and the finally determined amount.

       11.2 Taxes Operations on or Before Closing Date. Seller shall be liable for any and all Taxes applicable to the operations of Newco and Newco2 with respect to all periods occurring on or before the Closing Date as follows:

              (a) Seller shall be liable for any Taxes owing with respect to any taxable period of Newco or Newco2 which ends on or before the Closing Date. With respect to any taxable period of Newco or Newco2 which ends on or before the Closing Date, Seller shall timely prepare and file, or shall cause to be timely prepared and filed, with the appropriate Governmental Authority, any and all Tax Returns that are required and due to be filed with respect to such taxable period (whether or not the filing date for any taxable period occurs on or after the Closing Date), and to timely pay or cause to be timely paid, any and all Taxes due with respect to such Tax Returns. Purchaser shall (i) provide, or cause to be provided, to Seller any data, reports, copies of prior Tax Returns or other information in the possession of Purchaser or the Corporations, (ii) make available to Seller for consultation such personnel of Purchaser, Newco or Newco2 as may have relevant knowledge with respect to such information and (iii) cooperate and cause Newco and Newco2 to cooperate with Seller, in order to enable Seller to fulfill its obligations under the preceding sentence; provided, however, that Seller shall reimburse Purchaser, Newco or Newco2 for the costs and expenses of such services. Any Taxes reflected in such Tax Returns, which were not actually paid by Newco, Newco2 or Seller prior to the Closing Date and related to any time period prior to the Closing Date shall be timely paid by Seller directly to the appropriate Governmental Authority.

              (b) With respect to any taxable period of Newco or Newco2 which ends after the Closing Date and which taxable period encompasses time periods occurring both before and after the Closing Date, Purchaser shall timely prepare and file, or shall cause to be timely prepared and filed, with the appropriate Governmental Authority, any and all Tax Returns that are required and due to be filed with respect to such taxable period, and shall pay, or cause to be paid, all Taxes due with respect to such returns attributed to periods after the Closing. Seller shall be liable for and timely pay, or cause to be paid, all Taxes due with respect to such Tax Returns attributable to periods prior to or on the Closing Date.

              (c) Purchaser will pay, or will cause to be paid, to Seller any and all refunds of Taxes received by Purchaser or any Affiliate of Purchaser after the Closing Date and attributable to Taxes previously paid to the appropriate Governmental Authority by Seller, Newco or Newco2 (or any predecessor or Affiliate of Seller, Newco or Newco2) with respect to all taxable periods ending on or before the Closing Date. Such payment will be made by check to Seller within ten days after Purchaser's receipt of any such Tax refund from the appropriate Governmental Authority.

              (d) In the event of a proposed adjustment by any appropriate Governmental Authority to increase any Taxes incurred by Newco or Newco2 for any taxable period ending on or before the Closing Date and for which Samson, Seller, Newco or Newco2 previously filed the related Tax Return, Purchaser will promptly notify Samson, of such proposed adjustment, and Samson, if it so elects, and at its own expense, may contest such adjustment with the appropriate Governmental Authority on behalf of Newco or Newco2; provided, however, that a delay or failure to so notify the Seller shall not relieve Seller of any liability pursuant to this Section 11.2(d) unless such delay or failure causes Seller to lose the right to assert a reasonable defense to such claim or adjustment. Any additional Taxes which become due and payable as a result of such adjustment will be indemnifiable pursuant to the provisions of Article X hereof.

       11.3 Taxes Operations Subsequent to Closing Date. Purchaser shall be liable for any and all Taxes applicable to the operations of Newco and Newco2 with respect to all periods occurring subsequent to the Closing Date as follows:

       With respect to any taxable period of Newco or Newco2 which commences subsequent to the Closing Date, Purchaser shall timely prepare and file, or shall cause to be timely prepared and filed, with the appropriate Governmental Authority any and all Tax Returns that are required and due to be filed with respect to such taxable periods, and to pay or cause to be paid, any and all Taxes with respect to such Tax Returns. Any Taxes due with respect to such Tax Returns shall be paid by Purchaser directly to the appropriate Governmental Authority.

       11.4   Income Taxes Resulting from this Transaction.

              (a) Both Purchaser and Seller are eligible to and may make a timely and effective election under Section 338(g) of the Code, with respect to the purchase and sale of the Shares hereunder. Further, both Seller and Purchaser are eligible to and may make or may cause to be made a timely and effective election under Section 338(h)(10) of the Code (the Section 338(h)(10) Election ).

              (b)    In order to assure that Purchaser will be able to make a
                     Section 338(h)(10) Election, Purchaser will deliver to Samson, at least five days prior to the Closing, a completed Internal Revenue Service Form 8023-A and any required schedules thereto ( Form 8023-A ) and any analogous state tax form, providing for the Section 338(h)(10) Election and any analogous state election. Samson shall review and comment on the Form 8023-A prior to the Closing. At the Closing, Samson and Purchaser shall execute two Forms 8023-A and any analogous state tax forms. Upon written instructions from Purchaser, Samson and Purchaser will each timely file the Form 8023-A and any required supplements thereto and any analogous state tax forms and will provide assurance to each other that they have done so.

              (c) Any Tax liabilities incurred as a result of the Section 338(h)(10) Election (including without limitation, any income Tax liabilities resulting from a state failure to recognize the Section 338(h)(10) Election) or as a result of the failure of Newco or Newco2 to qualify for a Section 338(h)(10) Election (other than as a result of any acts or failures to act by Purchaser) will be the responsibility of Seller, and the provisions of Sections 11.2(a) and 11.2(b) of this Agreement shall apply to such Tax liabilities.

       11.5 Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving Newco or Newco2 shall be terminated as of the Closing Date and, after the Closing Date, Newco and Newco2 shall not be bound thereby or have any liability thereunder.

                             ARTICLE XII -- GENERAL

       12.1 Entire Agreement. This Agreement and the other agreements, documents and instruments being delivered at the Closing set forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof, whether written or oral.

       12.2 No Other Representations, Etc. No representation, promise, inducement or statement of intention relating to the transactions contemplated by this Agreement has been made by or on behalf of any party hereto which is not set forth in this Agreement.

       12.3 Headings. The Article and Section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

       12.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING THE CONFLICT OF LAWS PROVISIONS THEREOF THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

       12.5 Counterparts. This Agreement may be executed in multiple counterparts (including counterparts executed by one party), each of which shall be an original, but all of which shall constitute a single agreement.

       12.6 Binding Agreements; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall not be assignable by any party without the prior written consent of the other parties; provided, however, that Purchaser may assign any or all of its rights and interests hereunder to one or more of its Affiliates and may designate one or more of its Affiliates to perform any or all of its obligations hereunder (in which case Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

       12.7 Amendment. This Agreement may be amended only in a writing executed by the parties hereto which specifically states that it amends this Agreement.

       12.8 U.S. Dollars. All dollar amounts set forth or referenced herein are deemed to be expressed in U.S. currency.

       12.9 Publicity. The parties hereto agree that, following the execution of this Agreement, any party may issue or cause the publication of a press release or other public announcement with respect to the transactions contemplated by this Agreement if both Purchaser and Samson shall have mutually agreed to the content of such press release or other public announcement, except that Purchaser or Samson may in any event make such filings and disclosures as may be required by applicable law, rule, regulation or requirement of any applicable stock exchange.

       12.10 Confidentiality. Between the date of this Agreement and the Closing Date, the parties hereto will maintain in confidence, and will cause the directors, officers, employees, agents and advisors of Purchaser, Samson and the Corporations to maintain in confidence, and not use to the detriment of a party to this Agreement any information obtained from a party to this Agreement in connection with this Agreement or the transactions contemplated herein, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated herein or (c) the furnishing or use of such information is required by legal proceedings or applicable law or requirement of the American Stock Exchange.
If the transactions contemplated by this Agreement are not consummated, each party will return or destroy all information provided to it by the other party. The provisions of this Section shall survive notwithstanding the termination of this Agreement.

       12.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

       12.12 Waiver. All of the original rights and powers of any party hereunder shall remain in force notwithstanding any neglect, forbearance or delay in enforcement thereof, and no party shall be deemed to have waived any of its rights, any provision of this Agreement or any notice given hereunder unless such waiver is in a writing signed by an officer of the waiving party.
A waiver by any of Samson or the Corporations shall be deemed to be a waiver by all of such parties. No such waiver by a party of any breach by another party of any provision of this Agreement shall be deemed a waiver of any continuing, future or recurring breach of such provision or any other provision of this Agreement. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action or compliance with any representations, warranties, covenants or agreements contained in this Agreement.

       12.13 Survival of Representations, Warranties, Covenants and Agreements. Except as otherwise provided herein, all representations, warranties, covenants and agreements of the parties contained in this Agreement or in any Schedule shall survive the execution and delivery of this Agreement and consummation of the transactions provided for in this Agreement and any related agreements, notwithstanding any investigation made by, or on behalf of, the parties. The representations and warranties contained in Articles III and IV of this Agreement shall terminate three years following the Closing Date, except that Sections 4.3, 4.9 and 4.10 shall not so terminate.

       12.14 Parties in Interest. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns. Samson acknowledges that the Corporations are wholly controlled by Samson. Accordingly, Samson agrees that any act or failure to act resulting in a breach of any of the terms of this Agreement by the Corporations prior to the consummation of the Closing or by the Seller shall be deemed to be the act or failure to act of Samson, and Samson shall assume any and all liability arising from such act or failure to act.

       12.15 Construction. THE PARTIES HAVE PARTICIPATED JOINTLY IN THE NEGOTIATION AND DRAFTING OF THIS AGREEMENT. IF AN AMBIGUITY OR QUESTION OF INTENT OR INTERPRETATION ARISES, THIS AGREEMENT SHALL BE CONSTRUED AS IF DRAFTED JOINTLY BY THE PARTIES, AND NO PRESUMPTION OR BURDEN OF PROOF SHALL ARISE FAVORING OR DISFAVORING ANY PARTY BY VIRTUE OF THE AUTHORSHIP OF ANY OF THE PROVISIONS OF THIS AGREEMENT. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word including shall mean including without limitation. Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty concerns the existence of the document or other item itself). The Parties intend that each representation, warranty and covenant contained herein shall have independent significance.

       12.16 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that any of the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which such other party may be entitled at law or in equity.

       12.17 Notices. All notices, requests, demands and other communications required or permitted to be given hereunder shall be deemed to have been duly given if in writing and delivered

(a) personally, (b) by facsimile transmission, (c) by courier service or (d) by registered or certified mail, return receipt requested, at the following addresses:

                     IF TO NEWCO OR NEWCO2 (PRIOR TO THE CLOSING) OR SAMSON OR
                     SELLER:

                     Samson Investment Company
                     Two West Second Street
                     Tulsa, Oklahoma 74103
                     Attention: C.  Philip Tholen
                     Facsimile number: (918) 591-1729
                     Confirmation number: (918 ) 591-1918

                     With copy to:

                     Samson Investment Company
                     Two West Second Street
                     Tulsa, Oklahoma 74103
                     Attention: General Counsel
                     Facsimile number: (918) 591-1718
                     Confirmation number: (918) 591-1009

                     IF TO NEWCO OR NEWCO2 (SUBSEQUENT TO THE CLOSING) OR
                     PURCHASER:

                     Nabors Drilling USA, Inc.
                     515 West Greens Road, Suite 1200
                     Houston, Texas 77067
                     Attention: President
                     Facsimile number: (281) 872-5205
                     Confirmation number: (281) 874-0035

                     With copies to:

                     Nabors Drilling USA, Inc.
                     515 West Greens Road, Suite 1200
                     Houston, Texas 77067
                     Attention: Legal Department
                     Facsimile number: (281) 872-5205
                     Confirmation number: (281) 874-0035
                     and

                     Baker & McKenzie
                     805 Third Avenue
                     New York, NY  10022
                     Attention: Howard M. Berkower
                     Facsimile number: (212) 759-9133
                     Confirmation number: (212) 751-5700

Notice to a copy to address shall be provided as a courtesy, but shall not be deemed to be actual notice received by a party for any purpose. Any party may change the address to which such communications are to be directed to it by giving written notice to the other party in the manner provided in this Section.

       IN WITNESS WHEREOF, this Stock Purchase Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.



"SAMSON"                                    "PURCHASER"

Samson Investment Company                   Nabors Drilling USA, Inc.

By:    /s/ C. PHILIP THOLEN                 By:    /s/ LARRY P. HEIDT
       ----------------------------                ----------------------------
       C. Philip Tholen                     Name:  Larry P. Heidt
                                                   ----------------------------
       Executive Vice President             Title: Executive Vice President
                                                   ----------------------------


"SELLER"

Eason Drilling & Services Company

By:    /s/ C. PHILIP THOLEN
       ----------------------------
       C. Philip Tholen
       Attorney-in-fact


"NEWCO"

Samson Rig Company

By:    /s/ C. PHILIP THOLEN
       ----------------------------
       C. Philip Tholen
       President


"NEWCO2"

Rig Properties, Inc.

By:    /s/ C. PHILIP THOLEN
       ----------------------------
       C. Philip Tholen
       President